As filed with the Securities and Exchange Commission on March 11, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BIOMIMETIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1786244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

389 Nichol Lane

Franklin, Tennessee 37067

(615) 844 - 1280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy E. Davis, Jr.

President

BIOMIMETIC THERAPEUTICS, INC.

5677 Airline Road

Arlington, Tennessee 38002

(901) 867-9971

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Deregistration of Securities

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by BioMimetic Therapeutics, Inc., a Delaware Corporation (the “Company”), remove from registration all securities registered that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement (Form S-3 No. 333-160400) of BioMimetic Therapeutics, Inc. pertaining to the registration for resale by the holders thereof of 2,173,659 shares of common stock, par value $0.001 per share, of the Company, which was filed with the Securities and Exchange Commission on July 1, 2009.

•

Registration Statement (Form S-3 No. 333-160676) of BioMimetic Therapeutics, Inc. pertaining to the aggregate amount of $150,000 of common stock of the Company, preferred stock of the Company, debt securities of the Company and warrants to purchase common stock or preferred stock of the Company, which was filed with the Securities and Exchange Commission on August 14, 2012.

On November 19, 2012, Wright Medical Group, Inc., a Delaware corporation (“Wright”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BioMimetic Therapeutics, Inc., a Delaware corporation (“BioMimetic”) and Wright’s wholly-owned subsidiaries, Achilles Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company (“Sister Subsidiary” and together with Merger Sub, the “Merger Subsidiaries”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) followed by BioMimetic merging with and into Sister Subsidiary, with Sister Subsidiary continuing as the surviving entity. The Merger became effective on March 1, 2013, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Tennessee, on the 8th day of March, 2013.

BIOMIMETIC THERAPEUTICS, INC.

By:	/s/ Lance A. Berry
Lance A. Berry

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy E. Davis, Jr.	President (Principal Executive Officer)	March 7, 2013
Timothy E. Davis, Jr.

/s/ Lance A. Berry	Treasurer (Principal Financial and Accounting Officer) and Director	March 8, 2013
Lance A. Berry